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Jzaneen Lalani	Lilian Stern
General Counsel	Stern Investor Relations, Inc.
(201) 802-7249	(212) 362-1200
Memory Pharmaceuticals Appoints Vaughn M. Kailian Interim President &
Chief Executive Officer
Montvale, NJ — February 7, 2008 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that Vaughn M. Kailian has been appointed interim President & Chief Executive Officer. In support of Mr. Kailian’s appointment, four of the Company’s largest shareholders, MPM Capital, Great Point Partners, Oxford Biosciences and Venrock, have agreed to a six-month lock-up agreement. Jim Sulat, who has served as the Company’s President & Chief Executive Officer since 2005, has decided to step down from this position for personal family reasons and will serve as the Company’s Chief Financial Officer on a part-time basis.
“Memory Pharmaceuticals is a company with an excellent pipeline of clinical and preclinical programs, a strong scientific foundation, a wealth of talent and great potential. I am excited about the opportunity to capitalize on these strengths as we work to maximize our assets and generate significant additional shareholder value,” stated Vaughn Kailian. “I will work closely with the management team to review our programs and organizational structure to ensure that they are closely aligned with our goals and that we are well-positioned to achieve our vision for this Company. We expect this review to be completed shortly.”
“Through his role as an investor in and a director at Memory Pharmaceuticals for the past two years, Vaughn is uniquely positioned to step in as interim Chief Executive Officer. Vaughn has earned a reputation as one of the most respected leaders in the biotech industry. The combination of his extensive executive experience and his track record in both the pharmaceutical and biotechnology industries makes him the obvious choice to lead Memory Pharmaceuticals during this transition. Vaughn and the Board will now commence the recruiting process for a permanent Chief Executive Officer to lead the Company into the next phase of its development,” stated Jonathan Fleming, Chairman of the Board of Directors. “We support Jim in his decision to step down as President & Chief Executive Officer, but are pleased that he will continue to play a leadership role at Memory Pharmaceuticals. Under his stewardship, Memory Pharmaceuticals has evolved into a clinical development organization with a robust pipeline supported by a strong research engine, and we look forward to his continuing contributions to our success.”
Mr. Kailian has served as a Managing Director of MPM BioVentures IV LLC since 2005. From February 2002 to December 2004, he served as Vice Chairperson of Millennium Pharmaceuticals, Inc. and as head of the Millennium commercial organization. From 1990 to 2002, Mr. Kailian was the Chief Executive Officer, President, and a director of COR Therapeutics, Inc. He became the CEO of COR shortly after the company was founded, took the company public in 1991, raised almost $1 billion in public market capital, and led its $2 billion merger with Millennium in 2002. Earlier in his career, Mr. Kailian held various international and U.S. general management, marketing and sales positions at Marion Merrell Dow, Inc. and its predecessor companies including president and general manager, Merrell Dow USA; and corporate vice president of Global Commercial Development, Marion Merrell Dow, Inc. In addition to serving as a member of the Company’s Board of Directors, Mr. Kailian serves as a director of Cephalon, Inc. and NicOx, S.A., and several privately-held companies. Mr. Kailian also serves as a director of BIO Ventures for Global Health and the New England Healthcare Institute, both not-for-profit organizations. Mr. Kailian received a B.A. from Tufts University.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia and depression. For additional information, please visit our website at http://www.memorypharma.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
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